Exhibit 99.1
McKESSON REPORTS FISCAL 2009 FIRST-QUARTER RESULTS
•	Revenues of $26.7 billion for the first quarter, up 9%.
•	First-quarter earnings per diluted share of 83 cents, up 8%.
•	Fiscal 2009 Outlook raised: earnings per diluted share from continuing operations of $4.00 to $4.15.
SAN FRANCISCO, July 23, 2008 — McKesson Corporation (NYSE: MCK) today reported that revenues for the first quarter ended June 30, 2008 were $26.7 billion compared to $24.5 billion a year ago. First-quarter earnings per diluted share was 83 cents compared to 77 cents per diluted share a year ago.
     “McKesson is off to another solid start for Fiscal 2009, continuing our positive momentum of the prior three years,” said John H. Hammergren, chairman and chief executive officer. “Our results this quarter were driven by excellent performance in the Distribution Solutions segment and the effect of our share repurchases, which positively impacted earnings per share.”
     In the first quarter, McKesson revenues were up 9%, driven primarily by solid growth in pharmaceutical direct distribution and services revenues in both the United States and Canada, and the acquisition of Oncology Therapeutics Network (OTN). Earnings per diluted share was up 8% versus the prior year, driven by 13% growth in Distribution Solutions operating profit and the 7% decline in average shares outstanding.
     The company continues to execute a balanced capital deployment strategy designed to create additional shareholder value. During the first quarter, McKesson deployed $242 million for acquisitions and repurchased $130 million of common stock, leaving $1.2 billion remaining on its current share repurchase authorization.

     Looking forward to the September quarter, McKesson expects to release a tax reserve of $65 million.
     “I am pleased with the company’s first quarter earnings, which are the result of great execution, combined with our track record of solid cash generation and our portfolio approach to capital deployment. Based on our positive momentum and the projected tax reserve release, we are raising our previous outlook and now expect that McKesson should earn between $4.00 and $4.15 per diluted share from continuing operations for the fiscal year ending March 31, 2009,” Hammergren said.
Segment Results
     Distribution Solutions revenues were up 9% in the first quarter. U.S. pharmaceutical direct distribution and services revenues grew 16% for the quarter, reflecting customer growth and the OTN acquisition. Warehouse sales were down 8% in the quarter, primarily due to a decrease in volume purchases from a large customer beginning in January 2008.
     Canadian revenues increased 27% for the quarter, due to new and expanded distribution agreements, a favorable currency impact of 10%, and two additional sales days. Medical-Surgical distribution revenues were up 6% for the quarter.
     In the first quarter, Distribution Solutions gross profit of $934 million improved 14% compared to the first quarter a year ago. The increase in gross profit for the quarter was due primarily to the impact of our agreements with branded pharmaceutical manufacturers and an improved mix of higher-margin products and services, including sales of OneStop generics, which were up 20% in the quarter. The first quarter a year ago included the benefit of two anti-trust settlements totaling $14 million.
     Operating profit of $384 million was up 13% for the quarter and operating margin rate was 1.48% compared to 1.43% a year ago.
     “The scale and efficiency of our distribution businesses, combined with our comprehensive value proposition, clearly differentiates our offering to customers.

Distribution Solutions delivered excellent results that drove our overall corporate success,” said Hammergren.
     In Technology Solutions, revenues were up 2% for the quarter, primarily due to increased services revenues reflecting the segment’s expanded customer base.
     Technology Solutions operating profit in the first quarter was $66 million, and the operating margin rate was 8.87% compared to 13.70% for the first quarter a year ago. In last year’s first quarter, revenues and operating profit included the recognition of $21 million of previously deferred disease management revenue.
     “While we faced a challenging comparison this quarter versus a year ago, we remain optimistic about our full-year results. We continue to invest in the business with new product development, and we have made recent acquisitions that create further opportunities to offer our customers comprehensive solutions,” said Hammergren.
First-Quarter Financial Highlights
     The quarter included the following additional major highlights:
•	McKesson’s Health Mart franchise was recently ranked No. 1 in overall pharmacy customer satisfaction in the 2008 WilsonRx Pharmacy Satisfaction Survey. The survey was independently conducted and funded by Wilson Health Information, and Health Mart’s ranking was based on survey responses from 34,454 pharmacy customers across the United States. Health Mart’s impressive growth and industry recognition underscore its strong appeal to independents looking to take advantage of solutions that help them attract new customers, maximize the value of existing customers, and enhance business efficiency.
•	Demonstrating commitment to the independent pharmacy business model, McKesson Canada announced the acquisition of Groupe PharmEssor Inc., a marketing and purchasing arm for a network of approximately 270 independently-owned pharmacies located throughout Quebec, Ontario, and the Atlantic provinces of Canada. The pharmacies operate under the Proxim banner, which gives them the benefits of a national chain while remaining independently owned community pharmacies, similar to McKesson’s Health Mart model in the United States. The acquisition closed in early July.
•	McKesson Technology Solutions continued its leadership position in the revenue cycle solutions category with the introduction of Horizon Enterprise Revenue ManagementTM (“Horizon ERM”), a solution focused on helping customers manage the complex reimbursement, collection and patient management issues in healthcare. This new solution is built to run on Horizon Architecture TM and is “open” in that it can be integrated with both McKesson and non-McKesson clinical solutions. Horizon ERM will better enable hospital financial managers to predict cash flow and net revenue by understanding the payment history of payors and anticipated patient throughput.
•	McKesson Technology Solutions continues to receive recognition for the high quality of its products. In the physician practice market, McKesson’s Practice Partner® suite of fully integrated electronic health record (EHR) and practice management applications received top rankings in the 2008 AC Group Practice Management System (PMS) and EHR Vendor Functionality and Company Rating Report. Practice Partner’s integrated EHR and PMS software solution received an overall 5-star rating — the best possible rating across all practice sizes.
•	In the first quarter, our accounts receivable sales facility was renewed and increased from $700 million to $1 billion. At June 30, 2008, $325 million of the facility was utilized.
•	First-quarter results reflect a tax rate of 34.4%.
•	Guidance for the full year assumes a tax rate of 33% before considering the tax reserve release expected in the second quarter.
•	First-quarter results included $28 million in pre-tax share-based compensation expense. In the first quarter a year ago, this pre-tax expense was $19 million.

Risk Factors
Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults or material reduction in purchases by large customers; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to patient confidentiality and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation, currently ranked 18th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson is the longest-operating company in healthcare today, marking its 175th anniversary this year. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
###
Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended June 30,
	FY09	FY08	Chg.
Revenues	$26,704	$24,528	9%

Cost of sales	25,436	23,351	9

Gross profit	1,268	1,177	8

Operating Expenses	897	821	9

Operating income	371	356	4

Other income, net	21	37	(43)
Interest expense	(34)	(36)	(6)

Income from continuing operations before income taxes	358	357	—

Income taxes	(123)	(121)	2

Income from continuing operations	235	236	—

Discontinued operations, net	—	(1)	—

Net income	$235	$235	—

Earnings per common share (1)
Diluted	$0.83	$0.77	8%
Basic	$0.85	$0.79	8%

Shares on which earnings per common share were based
Diluted	282	304	(7)%
Basic	277	297	(7)

(1)	Certain computations may reflect rounding adjustments.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions except per share amounts)

	Quarter Ended June 30,
	FY09	FY08	Chg.
REVENUES
Distribution Solutions
U.S. pharmaceutical direct distribution & services	$16,428	$14,198	16%
U.S. pharmaceutical sales to customers’ warehouses	6,664	7,242	(8)

Subtotal	23,092	21,440	8
Canada pharmaceutical distribution & services	2,241	1,764	27
Medical-Surgical distribution & services	627	594	6

Total Distribution Solutions	25,960	23,798	9

Technology Solutions
Services	564	553	2
Software & software systems	138	138	—
Hardware	42	39	8

Total Technology Solutions	744	730	2

Revenues	$26,704	$24,528	9

GROSS PROFIT
Distribution Solutions	$934	$822	14
Technology Solutions	334	355	(6)

Gross profit	$1,268	$1,177	8

OPERATING EXPENSES
Distribution Solutions	$562	$496	13
Technology Solutions	270	257	5
Corporate	65	68	(4)

Operating expenses	$897	$821	9

OTHER INCOME, NET
Distribution Solutions	$12	$14	(14)
Technology Solutions	2	2	—
Corporate	7	21	(67)

Other income, net	$21	$37	(43)

OPERATING PROFIT
Distribution Solutions	$384	$340	13
Technology Solutions	66	100	(34)

Operating profit	450	440	2
Corporate	(58)	(47)	23

Income from continuing operations before interest expense and income taxes	$392	$393	—

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.48%	1.43%	5	bp
Technology Solutions	8.87%	13.70%	(483)

Return on Stockholders’ Equity(1)	15.6%	15.7%	(10)	bp

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	March 31,
	2008	2008
ASSETS
Current Assets
Cash and cash equivalents	$1,187	$1,362
Receivables, net	7,214	7,213
Inventories, net	9,314	9,000
Prepaid expenses and other	216	211

Total	17,931	17,786
Property, Plant and Equipment, Net	779	775
Capitalized Software Held for Sale, Net	204	199
Goodwill	3,505	3,345
Intangible Assets, Net	717	661
Other Assets	1,851	1,837

Total Assets	$24,987	$24,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$12,421	$12,032
Deferred revenue	1,167	1,210
Other accrued	2,029	2,106

Total	15,617	15,348
Long-Term Debt	1,794	1,795
Other Noncurrent Liabilities	1,335	1,339
Stockholders’ Equity	6,241	6,121

Total Liabilities and Stockholders’ Equity	$24,987	$24,603

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	June 30,	June 30,
	2008	2007
OPERATING ACTIVITIES
Net income	$235	$235
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	106	89
Deferred taxes	10	(104)
Share-based compensation expense	28	19
Excess tax benefits from share-based payment arrangements	(3)	(37)
Other non-cash items	(1)	—
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(311)	(189)
Impact of accounts receivable sales facility	325	—
Inventories	(272)	196
Drafts and accounts payable	329	102
Deferred revenue	(53)	(37)
Taxes	62	238
Other	(141)	(80)

Net cash provided by operating activities	314	432

INVESTING ACTIVITIES
Property acquisitions	(40)	(35)
Capitalized software expenditures	(38)	(41)
Acquisitions of businesses, less cash and cash equivalents acquired	(242)	(22)
Other	(42)	1

Net cash used in investing activities	(362)	(97)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	558	—
Repayments of short-term borrowings	(558)	—
Repayment of long-term debt	(2)	(8)
Capital stock transactions:
Issuances	30	149
Share repurchases	(147)	(267)
Excess tax benefits from share-based payment arrangements	3	37
ESOP notes and guarantees	2	8
Dividends paid	(17)	(18)
Other	1	6

Net cash used in financing activities	(130)	(93)
Effect of exchange rate changes on cash and cash equivalents	3	7

Net (decrease) increase in cash and cash equivalents	(175)	249
Cash and cash equivalents at beginning of period	1,362	1,954

Cash and cash equivalents at end of period	$1,187	$2,203